EXHIBIT 10.2.2

EMPLOYMENT AGREEMENT

between

MARTHA A. BURGER

and

CHESAPEAKE ENERGY CORPORATION

Effective January 1, 2007

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective January 1, 2007, between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Company”), and MARTHA A. BURGER, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to make the Executive’s services available to the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1.           Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an Executive of the Company, and the Executive and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement.

2.           Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation. The Executive shall also devote all of Executive’s working time, attention and energies to the performance of Executive’s duties and responsibilities under this Agreement.

2.1

Specific Duties. The Executive will serve as the Treasurer and Senior Vice President – Human Resources for the Company, and in such positions as are mutually agreed upon by the parties. The Executive shall perform all of the duties required to fully and faithfully execute the office and position to which the Executive is appointed, and such other duties as may be reasonably requested by the Executive’s supervisor. During the term of this Agreement, the Executive may be nominated for election or appointed to serve as a director or officer of any of the Company’s affiliated entities as determined in such affiliates’ Board of Directors’ sole discretion. The services of the Executive will be requested and directed by the Chief Executive Officer, Mr. Aubrey K. McClendon.

2.2

Rules and Regulations. The Company currently has an Employment Policies Manual which sets forth the general human resources policies of the Company and addresses frequently asked questions regarding the

2

Company. The Executive agrees to comply with the Employment Policies Manual except to the extent inconsistent with this Agreement. The Employment Policies Manual is subject to change without notice in the sole discretion of the Company at any time.

2.3

Stock Investment.       The Executive agrees to hold not less than ten thousand (10,000) shares of the Company’s common stock at all times after September 30, 2006 and prior to termination of the Agreement, exclusive of shares held by the Executive in the Company’s retirement plans.

3.           Other Activities. Except as provided in this Agreement or approved by the Company’s Board in writing, the Executive agrees not to: (a) engage in other business activities independent of the Company; (b) serve as a general partner, officer, Executive, director or member of any corporation, partnership, company or firm; or (c) directly or indirectly invest, participate or engage in the Oil and Gas Business. For purposes of this Agreement the term “Oil and Gas Business” means: (i) producing oil and gas; (ii) drilling, owning or operating an interest in oil and gas leases or wells; (iii) providing material or services to the Oil and Gas Business; (iv) refining, processing or marketing oil or gas; or (v) owning an interest in or assisting any corporation, partnership, company, entity or person in any of the foregoing. The foregoing will not prohibit: (w) ownership of publicly traded securities; (x) ownership of royalty interests where the Executive owns the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate; (y) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas owned prior to the Executive’s date of first employment with the company and disclosed to the Company in writing; or (z) ownership of royalty interests, overriding royalty interests, working interests or other interests in oil and gas acquired by the Executive through a bona fide gift or inheritance subject to disclosure by Executive to the Company in writing.

4.           Executive’s Compensation. The Company agrees to compensate the Executive as follows:

4.1

Base Salary. A base salary (the “Base Salary”), at the initial annual rate of not less than Six Hundred Twenty-Five Thousand Dollars ($625,000.00) will be paid to the Executive in bi-weekly installments beginning January 1, 2007 during the term of this Agreement.

4.2

Bonus. In addition to the Base Salary described at paragraph 4.1 of this Agreement, the Company may periodically pay bonus compensation to the Executive. Any bonus compensation is subject to the requirement that the Executive be employed on such bonus payment date(s) selected by the Company and will be at the absolute discretion of the Company in such amounts and at such times as the Board of Directors of the Company may determine.

4.3

Equity Compensation. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Executive may periodically receive grants of Chesapeake Energy Corporation (“CHK”) restricted stock or other awards from the Company’s various equity compensation plans, subject to the terms and conditions thereof.

4.4

Benefits. The Company will provide the Executive such retirement benefits, reimbursement of reasonable expenditures for dues, travel and entertainment and such other benefits as are customarily provided by the Company and as are set forth in and governed by the Company’s Employment Policies Manual. The Company will also provide the Executive the opportunity to apply for coverage under the Company’s medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will make such coverage available to the Executive on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The Executive is subject to all of the terms and provisions of the Company’s benefit plans or policies. The following specific benefits will also be provided to the Executive at the expense of the Company:

4.4.1

Vacation. The Executive will be entitled to take four (4) weeks of paid vacation annually, calculated from the Executive’s anniversary date, during the term of this Agreement. No additional compensation will be paid for failure to take vacation and no vacation may be carried forward from one twelve (12) month period to another.

4.4.2

Membership Dues.           The Company will reimburse the Executive for: (a) the monthly dues necessary to maintain a full membership in a club in the Oklahoma City area selected by the Executive in an amount not to exceed Seven Hundred Fifty Dollars ($750.00) per month; and (b) the reasonable cost of any approved business entertainment at such club. All other costs, including, without implied limitation, any initiation costs, initial membership costs, personal use and business entertainment unrelated to the Company will be the sole obligation of the Executive and the Company will have no liability with respect to such amounts.

4.5

Change of Control Payment. If, during the term of this Agreement, there is a “Change of Control,” as defined below, the Executive will be entitled to a lump sum payment (in addition to any other amounts payable to the Executive under this Agreement or otherwise) in an amount equal to two hundred percent (200%) of the sum of; (a) the Executive’s then current Base Salary under paragraph 4.1 of this Agreement and (b) the actual bonuses paid to the Executive during the twelve (12) calendar months preceding the Change of Control under paragraph 4.2 of this Agreement or its predecessor. Additionally, all Equity Compensation granted to Executive under Section 4.3 of this Agreement shall be immediately vested upon the occurrence of such a Change of Control. If the Executive’s employment is terminated as a result of the Change of Control and the Executive is a “specified employee” as defined in regulations under Section 409A of the Internal Revenue Code, such payment will commence on the first payroll payment date which is not less than six (6) months following the Termination Date. The right to such compensation is subject to the Executive’s continued compliance with each of the provisions of this Agreement. If the foregoing amount is not paid to the Executive within thirty (30) days after the Change of Control, or following the date for which Executive is eligible for payment if a “specified employee”, the unpaid amount will bear interest at the per annum rate equal to twelve percent (12%) (the provision for such interest is not intended to, and shall not be construed as altering the Company’s obligation to pay, and the Executive’s right to receive, such payment within thirty (30) days after a Change of Control). For the purpose of this Agreement, a “Change of Control” means the occurrence of any of the following:

(a)   the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then outstanding shares of common CHK stock (the “Outstanding CHK Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of CHK entitled to vote generally in the election of directors (the “Outstanding CHK Voting Securities”). For purposes of this paragraph, the following acquisitions by a Person will not constitute a Change of Control: (i) any acquisition directly from CHK; (ii) any acquisition by CHK; (iii) any acquisition by or sponsored by Mr. Aubrey K. McClendon; (iv) any acquisition by any Executive benefit plan (or related trust) sponsored or maintained by CHK or any corporation controlled by CHK; or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) below;

(b)   the individuals who, as of June 15, 2006, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by CHK’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof;

(c)   the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of CHK (a “Business Combination”), unless following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding CHK Common Stock and Outstanding CHK Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns CHK or all or substantially all of the CHK’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding CHK Common Stock and Outstanding CHK Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any Executive benefit plan (or related trust) of CHK or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or,

(d)   the approval by the shareholders of CHK of a complete liquidation or dissolution of CHK.

5.           Term. The employment relationship evidenced by this Agreement is an “at will” employment relationship and the Company reserves the right to terminate the Executive at any time with or without cause as provided herein. In the absence of such termination, this Agreement will extend for a term of two (2) years and nine (9) months commencing on January 1, 2007 and ending on September 30, 2009 (the “Expiration Date”).

6.           Termination. This Agreement will continue in effect until the expiration of the term stated at paragraph 5 of this Agreement unless earlier terminated pursuant to this paragraph 6.

6.1	Termination by Company. The Company will have the following rights to terminate this Agreement:

6.1.1

Termination without Cause. The Company may terminate this Agreement without cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than thirty (30) business days after the date of such notice (the “Termination Date”). Elimination of Executive’s job position or duties and/or reassignment of Executive to a new position of less authority or compensation may, at the Executive’s option, be deemed as a Termination without Cause. In the event the Executive is terminated without cause, the Executive will receive as termination compensation: (a) Base Salary for a period of one (1) year; (b) all Equity Compensation granted to Executive under Section 4.3 of this Agreement shall be immediately vested; (c) any benefits payable by operation of paragraph 4.4 of this Agreement; and (d) any vacation pay accrued through the Termination Date. If, on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Internal Revenue Code, such payment will commence on the first payroll payment date which is not less than six (6) months following the Termination Date. The right to the foregoing termination compensation under clauses (a) and (b) above is subject to the Executive’s execution of the Company’s severance agreement which will operate as a release of all legally waivable claims against the Company. Such payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.

6.1.2

Termination for Cause. The Company may terminate this Agreement for cause if the Executive: (a) misappropriates the property of the Company or commits any other act of workplace dishonesty; (b) engages in personal misconduct which injures the Company; (c) violates any law or regulation relating to the business of the Company which results in injury to the Company; or (d) fails to perform the Executive’s duties hereunder. In the event this Agreement is terminated for cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the Termination Date other than any benefits payable by operation of paragraph 4.4 of this Agreement; and any vacation pay accrued through the Termination Date.

6.2

Termination by Executive. The Executive may voluntarily terminate this Agreement with or without cause by the service of written notice of such termination to the Company specifying a Termination Date no sooner than thirty (30) days after the date of such notice. In the event this Agreement is terminated by the Executive, neither the Company nor the Executive will have any further obligations hereunder including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the Termination Date other than any benefits payable by operation of paragraph 4.4 of this Agreement; and any vacation pay accrued through the Termination Date. The Company reserves the right to end the employment relationship immediately and to pay Executive through t he notice date.

6.3

Retirement by Executive.In the event the Executive terminates this Agreement as a result of Executive’s separation from employment for reasons other than under paragraph 6.1.2 of this Agreement, the Executive will be eligible for accelerated vesting of unvested Equity Compensation awarded by the Company, with the exception of unvested Equity Compensation awarded by the Company, with the exception of Equity Compensation awarded under the 2006 Long Term Stock Incentive Progam, in accordance with the Retirement Matrix attached to this Agreement. Supplemental Matching Contributions to the Chesapeake Energy Corporation 401(k) Make-Up Plan will vest in accordance with the terms of the Plan and not in accordance with the Retirement Matrix.

6.4

Incapacity of Executive. If the Executive suffers from a physical or mental condition which in the reasonable judgment of the Company’s management prevents the Executive in whole or in part from performing the duties specified herein for a period of three (3) consecutive months, the Executive may be terminated. Although the termination may be deemed as a termination for cause, any compensation payable under paragraph 4 of this Agreement will be continued for one hundred eighty days (180) days following the Termination Date in addition to any benefits payable by operation of paragraph 4.4 of this Agreement. Notwithstanding the foregoing, the Executive’s Base Salary specified in paragraph 4.1 of this Agreement will be reduced by any benefits payable under any disability plans provided by the Company under paragraph 4.4. If, on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Internal Revenue Code, such disability plans provided by the Company under paragraph 4.4. If, on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Internal Revenue Code, such payments will commence on the first payroll payment date which is not less than six (6) months following the Termination Date. The right to the compensation due under this paragraph 6.3 is subject to the execution by the Executive or the Executive’s legal representative of the Company’s severance agreement which will operate as a release of all legally waivable claims against the Company. In applying this section, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.

6.5

Death of Executive. If the Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation to the Executive’s estate except: (a) the obligation to continue the Base Salary payments under paragraph 4.1 of this Agreement for one (1) year following the date of the Executive’s death; and (b) the benefits described in paragraph 4.4 of this Agreement accrued through the date of the Executive’s death. Additionally, all Equity Compensation granted to Executive under Section 4.3 of this Agreement shall be immediately vested in the event of the death of the Executive. The right to the compensation due under this paragraph 6.5 is subject to the execution by the administrator of the Executive’s estate of the Company’s severance agreement which will operate as a release of all legally waivable claims against the Company.

6.6

Effect of Termination. The termination of this Agreement will terminate all obligations of the Executive to render services on behalf of the Company from and after the Termination Date, provided that the Executive will maintain the confidentiality of all information acquired by the Executive during the term of Executive’s employment in accordance with paragraph 7 of this Agreement and the Executive shall comply with all other post employment requirements including paragraphs 7, 8, 9, 10, 11, 12, 13 and 14. Except as otherwise provided in paragraph 6 of this Agreement, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company in the Executive’s possession will remain the property of the Company. The Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company at a time determined by the Company. All such personal items will be removed from such offices no later than two (2) days after the Termination Date, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the Termination Date, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive’s employment. Notwithstanding the foregoing and without discharging any obligations to pay compensation to the Executive under this Agreement, after notice of the Termination, the Company may request that the Executive not provide any other services to the Company and not enter the Company’s premises before or after the Termination Date. In the event that the Executive separates employment with the Company, Executive hereby grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement. Upon such termination of employment, Executive further agrees to acknowledge compliance with this Agreement in a form reasonable provided by the Company.

7.           Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and/or is the foundation on which the business of the Company is predicated. The Executive also acknowledges that, during the course of employment, the Executive may have personal contact and conduct business with the customers, suppliers and accounts of the Employer. The Executive agrees not to disclose to any person other than authorized Executives of the Company or the Company’s legal counsel nor use for any purpose, other than the performance of this Agreement, any confidential information (“Confidential Information”). Confidential Information includes data or material (regardless of form) which is: (a) a trade secret (a trade secret shall include any formula, pattern, device or compilation of information used by the Employer in its business); (b) provided, disclosed or delivered to Executive by the Company, any officer, director, Executive, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, Executives, borrowers or customers of the foregoing. The Executive acknowledges that Executive will obtain unique benefits from employment and the provisions contained in this Agreement are reasonably necessary to protect the Employer’s legitimate business interests. On request by the Company, the Company will be entitled to the return of any Confidential Information in the possession of the Executive. The Executive also agrees that the provisions of this paragraph 7 will survive the termination, expiration or cancellation of this Agreement for a period of three (3) years. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of paragraphs 7, 8, 9, 10 and 13 of this Agreement, the Company expressly includes any of the Company’s affiliated corporations, partnerships or entities.

8.           Noncompetition. For a period of six (6) months after the Executive is no longer employed by the Company for any reason, the Executive will not acquire, attempt to acquire or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, mineral interests, oil and gas wells or other such oil and gas exploration, development or production activities within any spacing unit in which the Company owns an oil and gas interest on the date of the resignation or termination of the Executive.

9.           Non-Solicitation. The Executive agrees that during his/her employment hereunder, and for the one (1) year period immediately following the separation of employment for any reason, the Executive shall not solicit or contact any established client or customer of the Company with a view to inducing or encouraging such established client or customer to discontinue or curtail any business relationship with the Company. The Executive further agrees that the Executive will not request or advise any established clients, customers or suppliers of the Company to withdraw, curtail or cancel its business with the Company.

10.        Non-Solicitation of Employees. The Executive covenants that during the term of employment and for the one (1) year period immediately following the separation of employment for any reason, Executive will neither directly nor indirectly induce nor attempt to induce any Executive or Employee of the Company to terminate his or her employment to go to work for any other Company.

11.        Reasonableness. The Company and Executive have attempted to specify a reasonable period of time and reasonable restrictions to which this Agreement shall apply. The Company and Executive agree that if a court or administrative body should subsequently determine that the terms of this Agreement are greater than reasonably necessary to protect the Company’s interest, the Company agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect the Company’s interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.

12.        Equitable Relief. The Executive acknowledges that the services to be rendered by Executive are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by the Executive of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Executive further acknowledges that the Executive possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, the Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him/her.

13.        Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, know-how or intellectual property that are generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) shall not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or its affiliates. The foregoing will not prohibit any activities which are expressly permitted by the last sentence of paragraph 3 of this Agreement during the term of this Agreement.

14.        Arbitration. Any disputes, claims or controversy’s between the Employer and Executive including, but not limited to those arising out of or related to this Agreement or out of the parties’ employment relationship, shall be settled by arbitration as provided herein. This agreement shall survive the termination or rescission of this Agreement. All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another location. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. Each party shall bear their own costs and attorney fees in connection with the arbitration. The parties, however, agree that the Employer shall be entitled to obtain injunctive or other equitable relief to enforce the provisions of this Agreement in a court of competent jurisdiction.

15.	Miscellaneous. The parties further agree as follows:

15.1	Time. Time is of the essence of each provision of this Agreement.

15.2

Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Chesapeake Energy Corporation
Post Office Box 18496
Oklahoma City, OK 73154-0496
Attn: Aubrey K. McClendon

To the Executive:	Martha A. Burger
2608 West Country Club Drive
Oklahoma City, OK 73116

15.3

Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement; provided, however, the Company may assign this Agreement to any wholly owned affiliate or subsidiary of Chesapeake Energy Corporation without Executive’s consent.

15.4

Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. Except as provided for in paragraph 14, this Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

15.5

Entire Agreement. This Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual constitute the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

15.6

Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof, and the Executive waives the consent requirement of paragraph 11.3 to effect such assumption.

15.7

Supersession. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual. In the event of a conflict between the Employment Policies Manual and this Agreement, this Agreement will control in all respects.

15.8	Third-Party Beneficiary. The Company’s affiliated entities and partnerships are beneficiaries of all terms and provisions of this Agreement and entitled to all rights hereunder.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation
/s/ AUBREY K. McCLENDON
Aubrey K. MClendon Chief Executive Officer

(the “Company”)

/s/ MARTHA A. BURGER
Martha A. Burger Individually

(the “Executive”)

CHESAPEAKE ENERGY CORPORATION

Retirement Matrix

1